UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): June 9, 2010 (June 9, 2010)

NATIONAL FINANCIAL PARTNERS CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-31781	13-4029115
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

340 Madison Avenue, 20th Floor New York, New York		10173
(Address of principal executive offices)		(Zip Code)

(212) 301-4000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 9, 2010, National Financial Partners Corp. (the “Company”) entered into the Fourth Amendment (the “Fourth Amendment”) to its Credit Agreement, dated as of August 22, 2006, as amended, among the Company, the financial institutions party thereto and Bank of America, N.A., as administrative agent. Capitalized terms used and not defined in this Current Report on Form 8-K have the meanings set forth in the Fourth Amendment.

The terms of the Fourth Amendment permit the Company to issue the 2010 Notes (as defined in Item 8.01 below) and, subject to certain conditions set forth in the Fourth Amendment, use an amount equal to the gross proceeds of the Offering (as defined in Item 8.01 below) to purchase, redeem or defease the 2007 Notes (as defined in Item 8.01 below) at any time during the period from June 10, 2010 through July 30, 2010. Additionally, the Fourth Amendment provides that for the purpose of calculating the Consolidated Leverage Ratio solely for the four fiscal quarter period ending June 30, 2010, Consolidated Total Debt on the last day of such period will be reduced by the aggregate amount of unrestricted cash and Cash Equivalents on deposit in accounts which are subject to control agreements in favor of the Administrative Agent for the benefit of the Secured Parties on such day, up to a maximum reduction for purpose of such calculation equal to the then-outstanding aggregate principal amount of the 2010 Notes.

The foregoing description of the Fourth Amendment is not complete and is qualified in its entirety by reference to the full text of the Fourth Amendment, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

Corporate Client Group (CCG)

The CCG contributed approximately $380.0 million, $405.0 million and $361.0 million to the Company’s revenue for the fiscal years ended December 31, 2009, 2008 and 2007, respectively. CCG Adjusted EBITDA was approximately $67.0 million, $81.0 million and $70.0 million for the fiscal years ended December 31, 2009, 2008 and 2007, respectively.

Individual Client Group (ICG)

The ICG contributed approximately $397.0 million, $538.0 million and $640.0 million to the Company’s revenue for the fiscal years ended December 31, 2009, 2008 and 2007, respectively. ICG Adjusted EBITDA was approximately $40.0 million, $65.0 million and $98.0 million for the fiscal years ended December 31, 2009, 2008 and 2007, respectively.

Advisor Services Group (ASG)

The ASG contributed approximately $171.0 million, $207.0 million and $194.0 million to the Company’s revenue for the fiscal years ended December 31, 2009, 2008 and 2007, respectively. ASG Adjusted EBITDA was approximately $3.0 million, ($3.0) million and ($2.0) million for the fiscal years ended December 31, 2009, 2008 and 2007, respectively.

Historical Recurring Revenue

As of January 1, 2010, the Company refers to recurring revenue as revenue that is generally recurring in nature and includes corporate and executive benefits, investment advisory and asset-based fees businesses. Using this definition, the Company’s recurring revenue as a percentage of total revenue was approximately 56%, 51% and 45% for the fiscal years ended December 31, 2009, 2008 and 2007, respectively.

Item 8.01	Other Events.

On June 9, 2010, the Company announced its commencement of a cash tender offer (the “Tender Offer”) to purchase any and all of its $230.0 million aggregate principal amount of 0.75% convertible senior notes due February 1, 2012 (the “2007 Notes”), on the terms and conditions of the Offer to Purchase dated June 9, 2010 and the accompanying Letter of Transmittal. The Tender Offer will expire at 12:00 midnight, New York City time, on July 7, 2010, unless extended or earlier terminated. The Tender Offer is subject to the satisfaction or waiver of certain conditions set forth in the Offer to Purchase, including the Company’s completion of the Offering resulting in gross proceeds of at least $125.0 million as well as certain conditions to the effectiveness of a proposed new credit facility that the Company intends to enter into concurrently with the closing of the Tender Offer. Subject to applicable law, the Company may amend, extend or waive conditions to, or terminate, the Tender Offer. A copy of the press release announcing the Tender Offer is hereby incorporated by reference and attached hereto as Exhibit 99.1.

On June 9, 2010, the Company announced its intention to offer (the “Offering”) $125.0 million aggregate principal amount of convertible senior notes (the “2010 Notes”) in a private placement solely to qualified institutional buyers (as defined in Rule 144A under the Securities Act of 1933, as amended), subject to market and other conditions. The Company intends to use the net proceeds from the Offering to purchase any 2007 Notes tendered in the Tender Offer as well as to pay the cost of certain convertible note hedge transactions (after such cost is partially offset by the proceeds to the Company from certain warrant transactions). A copy of the press release announcing the Offering is hereby incorporated by reference and attached hereto as Exhibit 99.2.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Fourth Amendment to Credit Agreement, dated as of June 9, 2010, among National Financial Partners Corp., the financial institutions party thereto and Bank of America, N.A., as administrative agent

99.1	Press Release announcing the Tender Offer, dated June 9, 2010

99.2	Press Release announcing the Offering, dated June 9, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Financial Partners Corp. Date: June 9, 2010

By:	/S/ DONNA J. BLANK
Name:	Donna J. Blank
Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Fourth Amendment to Credit Agreement, dated as of June 9, 2010, among National Financial Partners Corp., the financial institutions party thereto and Bank of America, N.A., as administrative agent

99.1	Press Release announcing the Tender Offer, dated June 9, 2010

99.2	Press Release announcing the Offering, dated June 9, 2010